                                                                      Exhibit 99

                HYPERTENSION DIAGNOSTICS, INC.
                2915 WATERS ROAD, SUITE 108
                EAGAN, MINNESOTA 55121


                                 FOR RELEASE ON: FEBRUARY 16, 1999

                                    Contact:      Mr. James S. Murphy
                                                  Chief Financial Officer
                                                  Hypertension Diagnostics, Inc.
                                                  651-687-9999


     HYPERTENSION DIAGNOSTICS ANNOUNCES SECOND QUARTER FY 1999 RESULTS
     ST. PAUL, MN - February 16, 1999 - Hypertension Diagnostics, Inc. (Nasdaq
     SmallCap: HDII; HDIIW; HDIIU;), today announced financial results for the second quarter ended December 31, 1998.

     The Company reported initial sales revenue of $95,498 relating to its CR-2000 Research CardioVascular Profiling Instrument in the second quarter fiscal year 1999. The Company also reported a net loss for the second quarter of fiscal year 1999 of $(541,234) or $(.11) per share as compared with a net loss of $(240,382) or $(.12) per share for the same period in fiscal year 1998. Net loss for the six months ended December 31, 1998 was $(1,022,239) or $(.21) per share compared to a net loss of $(491,847) or $(.25) per share for the six months ended December 31, 1997. As of December 31, 1998, the Company has cash and cash equivalents of $8,967,242, and currently anticipates that this amount should satisfy its cash requirements for at least the next 24 months.

     "We are pleased with our second quarter results and with customer acceptance of the HDI/PULSEWAVE-TM- CR-2000 Research CardioVascular Profiling Instrument technology," said Greg H. Guettler, President.

     "FDA clearance on our DO-2020 product is our next Company milestone," said Guettler. "Although our initial goal was to obtain FDA 510(k) clearance in the fiscal year ending June 30, 1999, it is not likely that we will achieve it. We are working diligently with the FDA to obtain 510(k) clearance in the fiscal year ending June 30, 2000."

                                     -MORE-

     PAGE 2, HYPERTENSION DIAGNOSTICS, INC.
     FEBRUARY 16, 1999



     Hypertension Diagnostics has developed proprietary cardiovascular profiling technology that analyzes non-invasively derived arterial pulse pressure waveform data as a means of providing parameters that are useful in assessing the cardiovascular system. The Company has designed two models of the HDI/PULSEWAVE-TM- CardioVascular Profiling
     Instrument: (1) the CR-2000 which is currently in use by physician scientists for research purposes only; and (2) the DO-2020 which is intended to assist physicians in screening and diagnosing patients with cardiovascular disease. The Company has not yet received permission to market the DO-2020 from the Food and Drug Administration.

     Forward-looking statements in this press release are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company wishes to caution readers not to place undo reliance on any forward-looking statements and to recognize that the statements are not predictions of actual future results. Actual results could differ materially from those anticipated in the forward-looking statements due to the risks and uncertainties set forth in the Company's 1998 Annual Report on Form 10-KSB under the caption "Risk Factors," as well as others not now anticipated. These risks and uncertainties include, without limitation, the Company's ability to receive regulatory approval for its Model DO-2020 product; the availability of third-party reimbursements; market acceptance of the Company's products; timely development of the central data management facility; the ability of third parties to manufacture the Company's products on a commercial scale and in compliance with regulatory requirements; the availability of integral components for the Company's products; the Company's ability to develop distribution channels; increased competition; changes in government regulation; health care reform; exposure to potential product liability; and the Company's ability to protect its proprietary technology.

                                     -MORE-

     PAGE 3, HYPERTENSION DIAGNOSTICS, INC.
     FEBRUARY 16, 1999

                         HYPERTENSION DIAGNOSTICS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                             SUMMARY FINANCIAL DATA
                                   (UNAUDITED)

STATEMENTS OF OPERATIONS


                                                        Three Months Ended                      Six Months Ended
                                                            December 31                            December 31
                                                        --------------------                   -------------------
                                                          1998        1997                       1998       1997
                                                        --------    --------                   --------   --------
Revenue:
    Equipment sales                              $      95,498     $        --           $     95,498     $      --


Cost and Expenses:
    Cost of equipment sales                             29,092              --                 29,092            --
    Research and development                           195,708          54,441                364,751       191,283
    Selling, general and administrative                533,032         197,440                937,594       326,902
                                                 --------------    ------------          -------------   ------------
             Total Cost and Expenses                   757,832         251,881              1,331,437       518,185
                                                 --------------    ------------          -------------   ------------
Operating Loss                                        (662,334)       (251,881)            (1,235,939)     (518,185)

Interest Income                                        121,100          11,499                213,700        26,338
                                                 --------------    ------------          -------------   ------------

      Net Loss and Deficit Accumulated
         During the Development Stage            $    (541,234)    $  (240,382)          $ (1,022,239)   $ (491,847)
                                                 --------------    ------------          -------------   ------------
                                                 --------------    ------------          -------------   ------------

    Basic and Dilutive Net Loss per Share        $        (.11)    $      (.12)          $       (.21)   $     (.25)
    Weighted Average Shares Outstanding              5,105,857       2,008,928              4,836,655     1,963,575



BALANCE SHEET DATA


                                                                 DECEMBER 31, 1998                               JUNE 30, 1998
                                                                 -----------------                               -------------
Cash and cash equivalents . . . . . . . . . . . . . . . . . .      $   8,967,242                                 $ 1,239,804

Total assets  . . . . . . . . . . . . . . . . . . . . . . . .          9,739,745                                   1,605,507

Total current liabilities . . . . . . . . . . . . . . . . . .            148,113                                     188,100

Total debt, less current portion  . . . . . . . . . . . . . .                 --                                          --

Accumulated deficit . . . . . . . . . . . . . . . . . . . . .         (4,298,488)                                 (3,276,249)

Total shareholders' equity  . . . . . . . . . . . . . . . . .          9,591,632                                   1,417,407

-----------------------------

Hypertension Diagnostics and HDI/PULSEWAVE are trademarks of Hypertension Diagnostics, Inc.

                                      # # #